                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  PACCAR Inc
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

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

                                  PACCAR LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 27, 1999, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington for these purposes:

     1. To elect four directors to serve three-year terms ending in 2002.

     2. To vote on a stockholder proposal regarding the Company's shareholder rights plan.

     3. To vote on a stockholder proposal regarding the annual election of the entire Board of Directors.

     4. To transact such other business as may properly come before the meeting.

     Stockholders entitled to vote at this meeting are those of record as of the close of business on March 5, 1999.

     IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

     DIRECTIONS TO THE MEYDENBAUER CENTER CAN BE FOUND ON THE BACK COVER OF THE ATTACHED PROXY STATEMENT.

                                          By order of the Board of Directors

                                          /s/ Janice M. D'Amato

                                          J. M. D'Amato
                                          Secretary

Bellevue, Washington
March 17, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information.........................................    1
  Voting Rights.............................................    1
  Voting by Proxy...........................................    1
  Proxy Voting Procedures...................................    1
  Vote Required and Method of Counting Votes................    2
  Expenses of Solicitation..................................    2
Stock Ownership.............................................    2
ITEM NO. 1: ELECTION OF DIRECTORS...........................    4
Board Meetings and Committees...............................    5
Compensation of Directors...................................    5
Compensation of Executive Officers..........................    6
  Summary Compensation......................................    6
  Option Grants.............................................    7
  Option Exercises and Fiscal Year-End Values...............    7
  Long Term Incentive Plans.................................    8
  Retirement Benefits.......................................    8
  Compensation Committee Report on Executive Compensation...    9
Stockholder Return Performance Graph........................   11
Independent Auditors........................................   12
Stockholder Proposals.......................................   12
ITEM NO. 2: STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER
  RIGHTS PLAN...............................................   12
Board of Directors Response.................................   13
ITEM NO. 3: STOCKHOLDER PROPOSAL REGARDING ANNUAL ELECTION
  OF THE ENTIRE BOARD OF DIRECTORS..........................   13
Board of Directors Response.................................   14
Stockholder Proposals and Director Nominations for 2000.....   15
Other Business..............................................   16
Map to the Stockholder Meeting..............................   18

                                ---------------

                                PROXY STATEMENT
                                ---------------

     The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders on April 27, 1999 at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The proxy statement and proxy form were first sent to stockholders on or about March 17, 1999.

                              GENERAL INFORMATION

VOTING RIGHTS

     Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date of March 5, 1999. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on March 5, 1999 the Company had outstanding 78,145,449 shares of common stock.

     Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. THE BOARD RECOMMENDS THAT STOCKHOLDERS EXERCISE THEIR RIGHT TO VOTE BY PROMPTLY COMPLETING AND RETURNING THE PROXY FORM EITHER BY MAIL, TELEPHONE OR THE INTERNET.

VOTING BY PROXY

     Mark C. Pigott and Gerald Grinstein are designated proxy holders to vote shares on behalf of stockholders at the 1999 Annual Meeting. The proxy holders are authorized to:

     - vote shares as instructed by the stockholders who have properly completed and returned the proxy form.

     - vote shares as recommended by the Board when stockholders have executed and returned the proxy, but have given no instructions.

     - vote shares at their discretion on any matter not identified in the proxy statement that is properly presented at the Annual Meeting.

     Members of the PACCAR Inc Savings Investment Plan

     The trustee for the PACCAR Inc Savings Investment Plan votes shares held in the Plan according to each member's instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the trustee will vote the shares in direct proportion to the voted shares of all other Savings Investment Plan members, as provided for in the Plan.

PROXY VOTING PROCEDURES

     The Proxy Form allows registered stockholders to vote in one of three ways:

     By Mail. Stockholders may mark, sign, date and return their proxy form in the pre-addressed, postage-paid envelope provided.

     By Telephone. Stockholders may call the toll free number listed on the proxy form and follow the voting instructions given.

     Through the Internet. Stockholders may access the internet address listed on the proxy form and follow the voting instructions given.

     Telephone and internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or through the internet should not return the proxy form.

     Stockholders who hold shares through a broker or agent should follow the voting instructions received from them.

  Revoking Proxy Voting Instructions

     A proxy may be revoked by later dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

  ITEM NO. 1: ELECTION OF DIRECTORS

     Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote affirmatively for the election of directors because authority to vote is withheld, because the proxy is not returned, or because the broker holding the shares does not vote or for some other reason, the shares will not count in determining the total number of votes for each nominee. Unless otherwise instructed, proxies which are returned will be voted for the nominees for Class I Directors.

     If any of the nominees is unable to act as a director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

  ITEM NOS. 2 AND 3: STOCKHOLDER PROPOSALS

     To be approved, each proposal must receive the affirmative vote of the majority of shares present in person or by proxy. Abstentions will count as a vote against the proposal. Broker non-votes do not affect the voting calculations. Proxies which are signed and returned unmarked will be voted against the proposals.

EXPENSES OF SOLICITATION

     Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail except for any facsimile, telephone, or personal solicitation by directors, officers, and employees of the Company which may be made without additional compensation. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

                                STOCK OWNERSHIP

     The following persons are known to the Company to be the beneficial owners of more than five percent of the Company's common stock as of December 31, 1998 (amounts shown are rounded to whole share amounts):

                                                         SHARES
                NAME AND ADDRESS OF                   BENEFICIALLY        PERCENT
                  BENEFICIAL OWNER                       OWNED            OF CLASS
                -------------------                   ------------        --------
BankAmerica Corporation                                6,262,407(a)         8.0
  100 N. Tryon Street
  Charlotte, North Carolina 28255
Charles M. Pigott                                      4,851,798(b)(c)      6.2
  P.O. Box 1518
  Bellevue, Washington 98009

     The following list shows the shares of common stock beneficially owned by each director and Named Officer (as identified below) and by all directors and executive officers as a group as of December 31, 1998 (amounts shown are rounded to whole share amounts):

                                                         SHARES
                                                      BENEFICIALLY        PERCENT
                        NAME                             OWNED            OF CLASS
                        ----                          ------------        --------
Cor G. Baan.........................................       8,634(d)            *
John M. Fluke, Jr...................................       3,398               *
Gerald Grinstein....................................       4,000               *
Carl H. Hahn........................................       1,670               *
David J. Hovind.....................................      91,320(c)(f)         *
Charles M. Pigott...................................   4,851,798(b)(c)       6.2
James C. Pigott.....................................   3,708,932(e)          4.7
Mark C. Pigott......................................     838,273(c)(g)       1.1
John W. Pitts.......................................       4,980(c)            *
Thomas E. Plimpton..................................      17,671(f)            *
William G. Reed, Jr.................................     130,868               *
Michael A. Tembreull................................      82,592(f)            *
Total of all directors and executive officers as a
  group (15 individuals)............................   8,142,683(h)         10.4

---------------
 *   does not exceed one percent.

(a) Of the 6,262,407 shares, BankAmerica Corporation and/or its subsidiaries have sole voting power as to 5,600,127 shares, sole investment power as to 5,917,969 shares, shared voting power as to 0 shares and shared investment power as to 0 shares.

(b) Includes 33,047 shares allocated in the Company's Savings Investment Plan, 168,140 stock units accrued for a deferred contingent cash award under the 1991 Long Term Incentive Plan ("LTI Plan") and options to purchase 257,124 shares. Also includes 1,398,334 shares held by a charitable trust of which he is co-trustee and shares voting and investment power, and 268,455 shares held by a corporation over which he has sole voting power and sole investment power over 228,960 of such shares.

(c) Does not include shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(d)  Represents options to purchase 8,634 shares.

(e) Includes the same 1,398,334 shares referenced in note (b) held by a charitable trust of which he is a co-trustee and shares voting and investment power.

(f) Includes shares allocated in the Company's Savings Investment Plan for which the participant has sole voting power over all shares and investment power as follows: D. J. Hovind (16,809 total/7,015 investment), T. E. Plimpton (5,197 total/851 investment), and M. A. Tembreull (11,437 total/4,000 investment). Includes stock units accrued for deferred contingent cash awards under the LTI Plan as follows: D. J. Hovind (7,789),
     T. E. Plimpton (562), and M. A. Tembreull (10,039). Includes stock units accrued for deferred contingent cash awards under the Deferred Incentive Compensation Plan ("DIC Plan") as follows: M. A. Tembreull (5,230). Also includes options to purchase shares as follows: D. J. Hovind (46,796), T.
     E. Plimpton (11,912), and M. A. Tembreull (52,542).

(g) Includes 7,823 shares allocated in the Company's Savings Investment Plan for which he has sole voting power over all shares and investment power over 1,979 shares; 4,699 stock units accrued for a deferred contingent cash award under the LTI Plan, 11,711 stock units accrued for a deferred contingent cash award under the DIC Plan and the same 268,455 shares owned by the corporation referenced in note (b) over which he has no voting or investment power. Also includes options to purchase 82,272 shares.

(h) Reflects elimination of duplicate reporting of 1,398,334 shares referenced in notes (b) and (e) and 268,455 shares referenced in notes (b) and (g).

ITEM NO. 1: ELECTION OF DIRECTORS

     Four directors constituting Class I Directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class I Directors for a term expiring at the Annual Meeting of Stockholders in 2002. All of the nominees are currently serving as directors of the Company.

NOMINEES FOR CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE AT THE ANNUAL MEETING IN 2002:

     JOHN M. FLUKE, JR., age 56, is chairman of Fluke Capital Management, L.P., a private investment company. He has served as a director of the Company since 1984.

     GERALD GRINSTEIN, age 66, has served as non-executive chairman of Delta Airlines since August 1997. He served as chairman of Burlington Northern Santa Fe Corp., a railroad transportation company, until his retirement in 1995. He was chairman and chief executive officer of Burlington Northern Inc. from 1991 to 1995. He has served as a director of the Company since 1997. He is also a director of Browning-Ferris Industries, Inc., Delta Airlines, Inc., Imperial Holly Corporation, The Pittston Company, Sundstrand Corporation, and Vans, Inc.

     DAVID J. HOVIND, age 58, has been President of the Company since January 1992. He was Executive Vice President of the Company from July 1987 to January 1992, Senior Vice President from December 1985 to July 1987, and Vice President from September 1985 to December 1985. He has served as a director of the Company since January 1992.

     MICHAEL A. TEMBREULL, age 52, has been Vice Chairman of the Company since January 1995. He served as Executive Vice President from January 1992 to January 1995, and Senior Vice President from September 1990 to January 1992. He has served as a director of the Company since July 1994.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2000 (CLASS II DIRECTORS):

     JAMES C. PIGOTT, age 62, has been president of Pigott Enterprises, Inc., a private investment company, since 1983 and chairman and chief executive officer of Management Reports and Services, Inc., a provider of business services, since June 1988. He is the brother of Charles M. Pigott and the uncle of Mark C. Pigott, both directors of the Company. He has served as a director of the Company since 1972.

     MARK C. PIGOTT, age 45, has been Chairman and Chief Executive Officer of the Company since January 1997. He served as a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the son of Charles M. Pigott and nephew of James C. Pigott, both directors of the Company. He has served as a director of the Company since July 1994.

     WILLIAM G. REED, JR., age 59, served as chairman of Simpson Investment Company, a forest products holding company and the parent company of Simpson Timber Company, from 1986 to 1996. He has served as a director of the Company since April 1998. He is also a director of Microsoft Corporation, Safeco Corporation, and Washington Mutual, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 2001 (CLASS III
DIRECTORS):

     CARL H. HAHN, age 72, served as chairman of the board of management of Volkswagen AG from 1982 until his retirement at the end of 1992. He has served as a director of the Company since 1993. He is also a director of TRW Inc. He is retiring from the Board of Directors of the Company effective April 26, 1999.

     DAVID K. NEWBIGGING, age 65, has served as chairman of Friends' Provident Life Office, a life assurance and asset management company based in the United Kingdom, since 1998, and has served as a director since 1993. He also serves as chairman of Faupel Trading Group plc, and deputy chairman of Benchmark Group plc, both United Kingdom based companies. He was previously chairman of Equitas Holdings Limited, the parent company of a group of reinsurance companies based in the United Kingdom from 1995-1998. He is a director of Merrill Lynch & Co Inc, Ocean Energy Inc, and Wah Kwong Shipping Holdings Limited (Hong Kong). Elected by the Board to serve for the remainder of C. H. Hahn's term as a Class III director.

     CHARLES M. PIGOTT, age 69, became Chairman Emeritus of the Company in January 1997. He served as President of the Company from 1965 to 1986, Chief Executive Officer from 1968 until 1997, and Chairman from 1986 until 1997. He is the brother of James C. Pigott, and the father of Mark C. Pigott, both directors of the Company. He has served as a director since 1961. He is also a director of The Boeing Company and Chevron Corporation.

     JOHN W. PITTS, age 72, served as president, chief executive officer and a director of MacDonald, Dettwiler and Associates Ltd., a systems engineering company, from 1982 until his retirement in 1995. He has served as a director of the Company since 1964. He is also a director of BC TELECOM Inc. He is retiring from the Board of Directors of the Company effective April 26, 1999.

     HAROLD A. WAGNER, age 63, has served as chairman and chief executive officer of Air Products and Chemicals, Inc., a supplier of industrial gases, related equipment and chemicals, since 1992. He is also a director of CIGNA Corporation, Daido-Hoxan, Inc and United Technologies Corporation. Elected by the Board to serve for the remainder of J. W. Pitts term as a Class III director.

     The Board recommends a vote FOR the election of J. M. Fluke, Jr.; G. Grinstein; D. J. Hovind; and M. A. Tembreull as directors.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors met four times during 1998, and each member attended at least 75% of the aggregate of meetings of the Board of Directors and the committees of the Board on which each served. The Board has four standing committees. The members are listed below with the chairman of each committee listed first.

      AUDIT          COMPENSATION      EXECUTIVE     NOMINATING
    COMMITTEE         COMMITTEE        COMMITTEE      COMMITTEE
    ---------        ------------      ---------     ----------
J. W. Pitts        G. Grinstein      C. M. Pigott   M. C. Pigott
J. M. Fluke, Jr.   J. C. Pigott      M. C. Pigott   G. Grinstein
C. M. Pigott       J. W. Pitts       J. W. Pitts    C. M. Pigott
J. C. Pigott       W. G. Reed, Jr.

     The Audit Committee recommends to the Board the selection of independent auditors; reviews reports of independent auditors, internal auditors, and the annual financial statements; and monitors the effectiveness of the audit process, financial reporting, and the corporate compliance programs. The Committee met once in 1998.

     The Compensation Committee reviews and approves salaries and other compensation matters for executive officers. It administers the Long Term Incentive Plan, the Senior Executive Incentive Plan and the Deferred Incentive Compensation Plan. The Committee met three times in 1998.

     The Executive Committee acts on routine Board matters when the Board is not in session. The Committee met twice in 1998.

     The Nominating Committee recommends candidates for election to the Board of Directors and considers nominees recommended by stockholders. The Committee met once in 1998.

                           COMPENSATION OF DIRECTORS

     In 1998, each director who was not an employee was entitled to an annual retainer of $40,000 and a fee of $5,000 for each Board or committee meeting attended. A single meeting attendance fee is paid when more than one meeting is held on the same day.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the annual and long term compensation for Company service in all capacities for the fiscal years ended December 31, 1998, 1997 and 1996 to those persons who were, during 1998 and at December 31, 1998, (a) the Chief Executive Officer and (b) the other four most highly compensated executives of the Company (the "Named Officers"):

                              SUMMARY COMPENSATION

                                             ANNUAL                                         ALL OTHER
                                         COMPENSATION(A)      LONG TERM COMPENSATION     COMPENSATION(B)
                                       -------------------   -------------------------   ---------------
                                                                AWARDS       PAYOUTS
                                                             ------------   ----------
                                                              SECURITIES
                                                              UNDERLYING    LONG TERM
                                                             OPTIONS/SARS   INCENTIVE
 NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(C)     (SHARES)     PAYOUTS(D)
 ---------------------------    ----   --------   --------   ------------   ----------
M. C. Pigott..................  1998   $846,923   $714,000      39,625       $240,000        $ 8,000
  Chairman and Chief            1997    743,269    577,500      52,850         90,750          8,000
  Executive Officer             1996    498,077    300,000      42,542         90,000          7,500
D. J. Hovind..................  1998    632,500    443,334      25,251        300,000          8,000
  President                     1997    598,654    420,000      35,234        218,400          8,000
                                1996    550,000    385,000      46,796        219,938          7,500
M. A. Tembreull...............  1998    632,500    443,334      25,251        240,000          8,000
  Vice Chairman                 1997    597,308    420,000      35,234        109,120          8,000
                                1996    498,077    350,000      42,542        141,075          7,500
T. E. Plimpton................  1998    371,462    212,375      10,489         75,600          8,000
  Executive Vice President      1997    300,000    173,400      12,684         57,713          8,000
                                1996    269,615    107,812      11,912         70,875          7,500
C. G. Baan(e).................  1998    401,964    201,026       8,634              0         33,498
  Senior Vice President         1997    335,539    186,322           0              0         27,595
                                1996     42,288      8,458           0              0          3,478

---------------
(a) There were no items of "Other Annual Compensation" above the reporting threshold for any listed officer during the period covered by the Table.

(b) Amounts of All Other Compensation represent Company matching contributions to the Company's Savings Investment Plan and the company contributions for Mr. Baan to the DAF Pension Fund B, a defined contribution plan.

(c) Bonuses earned in 1998 are determined and paid in 1999.

(d) Represents cash awards which were paid, or were payable but deferred at the Named Officer's election, during 1996, 1997, and 1998 and earned during the 1993-1995, 1994-1996, and 1995-1997 LTI Plan performance cycles, respectively.

(e) C. G. Baan's 1998 and 1997 base salary is paid in Dutch guilders and converted to U.S. dollars using the exchange rate on 12-31-98 and 12-31-97 respectively. The 1998 and 1997 bonus is converted using the exchange rate at the time of payment. 1996 compensation is shown only for the period from the acquisition of DAF (November 15, 1996 to December 31, 1996). Mr. Baan's 1996 bonus payment was based on performance goals established prior to acquisition.

     OPTION GRANTS--Shown below is information on grants of stock options in 1998 pursuant to the LTI Plan to the Named Officers identified in the Summary Compensation Table.

                      OPTION GRANTS IN LAST FISCAL YEAR(A)

                                    INDIVIDUAL GRANTS
                             --------------------------------
                             NUMBER OF
                             SECURITIES     PERCENT OF TOTAL
                             UNDERLYING    OPTIONS GRANTED TO                                 GRANT DATE
                              OPTIONS         EMPLOYEES IN       EXERCISE OR    EXPIRATION      PRESENT
           NAME               GRANTED         FISCAL YEAR        BASE PRICE        DATE       VALUE(B)(C)
           ----              ----------    ------------------    -----------    ----------    -----------
M. C. Pigott...............    39,625             12.7%            $53.500      4/28/2008      $682,774
D. J. Hovind...............    25,251              8.1              53.500      4/28/2008       435,097
M. A. Tembreull............    25,251              8.1              53.500      4/28/2008       435,097
T. E. Plimpton.............    10,489              3.4              53.500      4/28/2008       180,735
C. G. Baan.................     8,634              2.8              53.500      4/28/2003       130,524

---------------
(a) Except for Mr. Baan, options granted in 1998 become exercisable on January 1, 2001. This date may be accelerated in the event of a Change in Control of the Company (as defined in the LTI Plan). Mr. Baan's options vested immediately with restrictions on sale of any purchased shares prior to January 1, 2001.

(b) Except for Mr. Baan, the Grant Date Present Value was determined by using a variation of the Black-Scholes option pricing model with the following assumptions: (i) 37.53% expected share price volatility, (ii) 6.01% risk-free rate of return, (iii) an expected dividend yield of 4.25%, (iv) a ten-year exercise period, and (v) a five-year expected life.

(c) Mr. Baan's Grant Date Present Value dollar amount was calculated using a variation of the Black-Scholes option pricing model using the following assumptions: (i) 37.53% expected share price volatility, (ii) 5.79% risk-free rate of return, (iii) an expected dividend yield of 4.25%, (iv) a five-year exercise period, and (v) a five-year expected life.

     OPTION EXERCISES AND FISCAL YEAR-END VALUES--Shown below is information about the exercise of stock appreciation rights and options to purchase the Company's common stock under the 1981 Long Term Incentive Plan and the LTI Plan by the Named Officers in 1998 or held by them at December 31, 1998:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING             VALUE OF UNEXERCISED
                                  SHARES                     UNEXERCISED OPTIONS/        IN-THE-MONEY OPTIONS/
                                 ACQUIRED       VALUE           SARS AT FY-END              SARS AT FY-END
             NAME               ON EXERCISE    REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----               -----------   ----------   -------------------------   -------------------------
M. C. Pigott..................         0      $        0        39,730/135,017             $769,769/$934,450
D. J. Hovind..................    49,664       1,881,357             0/107,281                    0/ 924,838
M. A. Tembreull...............    29,730       1,101,858        10,000/103,027              193,750/ 855,178
T. E. Plimpton................    12,516         477,578             0/ 35,085                    0/ 252,137
C. G. Baan....................         0               0         8,634/      0                   0/        0

     LONG TERM INCENTIVE PLANS--All stock-based awards under the LTI Plan are shown in the Option Grant and Option Exercise tables above. Shown below is information with respect to the contingent cash awards for the 1998-2000 cycle under the LTI Plan:

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                      ESTIMATED FUTURE PAYOUTS
                                                  PERFORMANCE      -------------------------------
                    NAME                            PERIOD         THRESHOLD    TARGET    MAXIMUM
                    ----                       -----------------   ---------   --------   --------
M. C. Pigott.................................  1/1/98 - 12/31/00    $34,808    $382,500   $765,000
D. J. Hovind.................................  1/1/98 - 12/31/00     22,181     243,750    487,500
M. A. Tembreull..............................  1/1/98 - 12/31/00     22,181     243,750    487,500
T. E. Plimpton...............................  1/1/98 - 12/31/00     29,919     101,250    202,500
C. G. Baan...................................  1/1/98 - 12/31/00     24,628      83,342    166,684

     Payments of awards under the LTI Plan are tied to achieving Company, business unit, and individual goals over a three-year performance period. Goals established for Company performance are based on the Company's financial performance relative to a selected group of companies with similar business characteristics. Goals established for business unit and individual performance are based on financial and strategic objectives approved by the Compensation Committee on an individual basis.

     RETIREMENT BENEFITS--The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, under the Company's noncontributory retirement plan and Supplemental Retirement Plan:

                               PENSION PLAN TABLE

                                                          YEARS OF SERVICE
                                      --------------------------------------------------------
            REMUNERATION                 15          20          25          30          35
            ------------              --------    --------    --------    --------    --------
$ 600,000...........................  $132,665    $176,887    $221,109    $265,331    $309,553
   800,000..........................   177,665     236,887     296,109     355,331     414,553
 1,000,000..........................   222,665     296,887     371,109     445,331     519,553
 1,200,000..........................   267,665     356,887     446,109     535,331     624,053
 1,400,000..........................   312,665     416,887     521,109     625,331     729,553
 1,600,000..........................   357,665     476,887     596,109     715,331     834,553

     The Company has a noncontributory retirement plan which has been in effect since 1947. Named Officers participate in this plan on the same basis as other salaried employees. The plan provides benefits based on years of service and salary. The benefit for each year of service, up to a maximum of 35 years, is equal to 1% of salary plus 0.5% of salary in excess of the Social Security Covered Compensation level. Salary is defined as the average of the highest 60 consecutive months of an employee's cash compensation, which includes those amounts reported in the "Salary" and "Bonus" columns of the Summary Compensation Table, but it excludes compensation under the LTI Plan. Years of credited service as of December 31, 1998 for the Named Officers are: M. C. Pigott, 20 years; D. J. Hovind, 34 years; M. A. Tembreull, 28 years; and T. E. Plimpton, 22 years.

     The Company's unfunded Supplemental Retirement Plan provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula.

     The Pension Plan Table illustrates approximate retirement benefits at age 65 and are based on single life annuity amounts. They are not subject to any deduction for Social Security or other offset amounts.

     C. G. Baan is eligible for benefits under a retirement plan sponsored by DAF Trucks N.V.; sixty percent of the Plan funding is provided by DAF. The plan provides benefits based on years of service, to a maximum of

40 years. Benefits apply to that portion of the salary in excess of $18,380, up to a maximum of $53,020. The initial and maximum salaries are periodically adjusted. The pension benefit is equal to 1.75% of applicable salary for each year of service. Mr. Baan's annual retirement benefit at his normal retirement date is projected to be $20,205.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION--The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     Under the supervision of the Compensation Committee, the Company has designed its executive pay programs to provide a direct link between Company performance and executive compensation. These programs have been in use for a number of years. The compensation of Company executives under these programs is determined annually by the Compensation Committee. The Committee is composed exclusively of independent directors.

     The Company believes that its overall executive compensation package should be sufficient to attract and retain highly qualified executives and should provide meaningful incentives for measurably superior performance. The Company's executive compensation program is comprised of three main components: (i) base salaries; (ii) annual cash bonuses intended to focus maximum effort on achieving profitability, individually assigned objectives, and the highest level of product quality; and (iii) long term incentives in the form of stock options and cash awards intended to focus efforts on achieving long term growth in net income, return on sales, and return on capital.

     Base Salaries. Base salaries are compared with independent salary surveys, and consultants are utilized from time to time to assure that the overall compensation package is competitive with the average compensation packages offered by similar companies, including some of the selected companies described in the long term incentive plan discussed below (the "Selected Companies"). A 1998 survey compared the compensation packages of 15 companies with which the Company competes in the market for executive talent. Among the companies included in the survey were five of the thirteen companies which comprise the Standard & Poor's indices used in the performance graph set forth later in this proxy statement. The base salaries of the Company's executive officers including its Chief Executive Officer were in the median range of the salaries paid by similar companies surveyed.

     Annual Cash Bonuses. Annual cash bonuses may range from 0% up to 84% of the executive's base salary. In general, from 50% to 100% of these bonuses are based on the Company's performance compared to an overall profit goal approved by the Compensation Committee. The balance of the executives' bonus calculation is based upon the attainment of one or more individual goals approved by the Compensation Committee. In general, these goals involve factors such as the financial performance of the business units for which the executive has direct responsibility, such as profitability or return on investment, as well as non-financial performance criteria such as market share improvement, product quality, new product development, production efficiencies and similar specific individual assignments. The individual goals are changed annually, and a level of importance is assigned to each goal on a percentage basis. The calculation of the bonus takes into account both the level of achievement and the assigned importance of the goal. The achievement of each goal is determined separately, and no bonus for a specific goal is paid unless at least 70% of that goal is achieved.

     The bonuses earned in 1997 and paid in 1998 reflect an achievement in excess of 100% of the Company's overall profit goal for 1997. The bonuses earned in 1998 paid in 1999 reflect an achievement in excess of 100% of the Company's overall profit goal for 1998.

     Long Term Incentives. Given the cyclical nature of the Company's business, long term incentives are based on a three-year performance period and are provided through annual grants of stock options and cash incentives. The Compensation Committee determines a target award for each executive officer, expressed as a percentage of salary at the date the award is granted. The target award is allocated 85% to stock options and 15% to the cash incentive award. Stock options become exercisable at the end of the three-year performance period and are intended to link the interests of key employees directly with stockholders' interests through increased individual stock ownership. The exercise price of the stock options is the market price at the time of grant.

     A significant portion (50% to 100%) of the long term cash incentive award is based on overall Company performance measured in terms of the Company's ranking in compound growth of net income, return on sales, and return on capital (weighted equally) when compared to the Selected Companies, a group of Fortune 500 companies in similar industries. The Selected Companies have been used for this comparison for a number of years. These companies have been selected because, in the judgment of the Company's compensation consultants and the Compensation Committee, they are the most directly comparable in size and nature of business to the Company. The Selected Companies include seven of the thirteen companies which make up the published Standard & Poor's indices in the performance graph set forth below.

     The remainder of the executives' long term cash incentive award is based upon each executive's meeting business unit and individual objectives. These objectives are established on the same basis as the types of individual goals described above for the annual cash bonus, but they are measured over a three-year performance cycle. The actual amount of each individual's cash incentives related to the executive's business unit financial performance and other individual objectives is determined by the Compensation Committee at the end of a rolling three-year performance cycle, based on the Committee's evaluation of each executive's performance during the preceding three years. The target amount will be earned if Company's financial performance ranks above at least half of the Selected Companies (the "Comparative Performance Goal") and business unit and individual performance are at 100% of goal. The maximum award amount will be earned if Company's financial performance ranks above all of the Selected Companies and business unit and individual performance are at least 150% of goal. No award will be earned if Company's financial performance ranks below 75% of the Selected Companies and business unit and individual performance is below 75% of goal.

     The cash awards paid in 1998 for the three-year cycle ended in 1997 reflect an achievement in excess of 100% of the Comparative Performance Goal. The incentive cash awards for each executive officer for the three-year cycle ended in 1998 were not determined on the date this proxy statement was prepared.

     Chief Executive Officer's Compensation. The Chief Executive Officer's compensation is comprised of the same components as other executives: (i) base salary; (ii) an annual cash bonus; and (iii) a long term incentive in the form of stock options and a cash award.

     The CEO's 1998 annual cash bonus was based entirely on the Company's profit goal as established by the Compensation Committee. The bonuses earned in 1997 and paid in 1998 reflect an achievement in excess of 100% of the Company's overall profit goal for 1997. The annual bonus earned in 1998 and paid in 1999 reflects an achievement in excess of 100% of the goal for 1998. The cash portion of the long term incentive was based 100% on the Company's performance during the three-year cycle as compared to the Selected Companies. For the three-year cycle ended in 1997, the Company achieved in excess of 100% of the Comparative Performance Goal. The incentive cash award for the three-year cycle ended in 1998 was not determined on the date this proxy statement was prepared. As with other executives, the size of the stock option award is determined on the basis of salary and not on the amount and terms of options already held.

     The LTI Plan and the annual cash bonus program are structured to allow the Company to preserve tax deductions for performance based executive compensation under section 162(m) of the Internal Revenue Code.

     Overall Compensation. The overall compensation package (base salary, annual cash bonuses and long term incentives) for the Company's executive officers was within the median range of compensation paid by similar companies surveyed except for the Chief Executive Officer who was below the median range. The Compensation Committee believes that the overall compensation package for the Company's key executives meets the objective of providing significant individual performance incentives.

                                 MEMBERS OF THE
                             COMPENSATION COMMITTEE

                                  G. Grinstein
                                  J. C. Pigott
                                  J. W. Pitts
                                W. G. Reed, Jr.

     STOCKHOLDER RETURN PERFORMANCE GRAPH--Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareowner return on the Company's common stock to the cumulative total return of the Standard & Poor's Composite--500 Stock Index and an equally-weighted simple average of the Standard & Poor's Heavy-Duty Trucks & Parts and the Standard & Poor's Machinery (Diversified) indices (as reported on the Bloomberg data service) for the period of five fiscal years commencing December 31, 1993 and ending on December 31, 1998. Management believes that the blending of these two indices provides a better comparison than either of the indices alone because the Company's performance can be compared to a larger number of comparable companies. The comparison assumes that $100 was invested on December 31, 1993 in the Company's common stock and in the stated indices and assumes reinvestment of dividends. TOTAL SHAREHOLDER RETURN

                                                       PACCAR INC.                   S&P 500                   S&P INDICES
                                                       -----------                   -------                   -----------
1993                                                        100                         100                         100
1994                                                      88.71                      101.28                       91.83
1995                                                      92.47                      138.88                      106.37
1996                                                     154.76                      170.38                      132.38
1997                                                     248.42                      226.78                      178.70
1998                                                     205.00                      291.04                      147.36

                              INDEPENDENT AUDITORS

     Ernst & Young LLP performed the audit of the Company's financial statements for 1998 and has been selected to perform this function for 1999. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make statements if they desire, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the names, addresses, and number of shares held by the proponents of the following stockholder proposals upon receipt of written or oral request for such information to the Secretary.

     In accordance with the proxy regulations, the following are the complete texts of the proposals exactly as submitted. The Company accepts no responsibility for either proposal.

ITEM NO. 2: STOCKHOLDER PROPOSAL REGARDING SHAREHOLDER RIGHTS PLAN

     RESOLVED, that the shareholders of PACCAR Inc (the "Company") request the Board of Directors to seek the approval of holders of a majority of shares of the Company's issued and outstanding common stock before extending the term of the Company's shareholder rights plan or adopting any new shareholder rights plan of similar arrangement."

PROPONENT'S SUPPORTING STATEMENT

     In December 1989, the Board of Directors, without shareholder approval, adopted a shareholder rights plan or "poison pill." A poison pill is a type of anti-takeover device which may injure shareholders by reducing management accountability and adversely affecting shareholder value. The Company's poison pill is slated to expire between the 1999 and 2000 annual meetings.

     While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills "amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

     Given the substantial power that poison pills shift from shareholders to management, and the potential this holds for reducing management accountability, shareholders should have the opportunity to vote on such a significant corporate governance issue. This is particularly important given the fact that the Company already contains measures which insulate management from shareholders, including a classified board and a prohibition on shareholder action by written consent.

     Rights plans such as the Company's have become increasingly unpopular in recent years. In the 1997 proxy season, shareholder proposals seeking to redeem rights plans or subject plans to shareholder votes garnered 54% support from shareholders. In addition, the Council of Institutional Investors--an organization of large corporate and public pension plans--calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

     To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect the Company's governance and performance, we urge the Company to seek shareholder approval for any extension or renewal of the Company's poison pill.

BOARD OF DIRECTORS RESPONSE

     THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM NO. 2 FOR THE FOLLOWING REASONS:

     The Board of Directors (the "Board") maintains a shareholder rights plan ("poison pill") to ensure that the Company's stockholders will receive fair value for their investment in the Company in the event of a change in control or takeover. Similar rights plans ("poison pills") have been adopted by a majority of the corporations included in the Standard & Poor's 500.

     The Board initially adopted a shareholder rights plan in December 1989, which was scheduled to expire in December 1999. Last December, following a thorough review of the Company's takeover defenses, the Company's Board of Directors adopted a new shareholder rights plan (the "Rights Plan"), which has been in effect since February 1999. Renewal of the Rights Plan was a planned agenda item for the December 10 Board meeting when this shareholder proposal was received. The Rights Plan was renewed because the Board of Directors continues to believe that it is in the best interests of the stockholders.

     The Rights Plan encourages potential acquirers to negotiate in good faith directly with the Board, which is in the best position to evaluate the adequacy and fairness of proposed offers, and to negotiate on behalf of all stockholders.

     The Rights Plan is designed to protect stockholders against potential abuses during the takeover process, such as "creeping" acquisitions of the Company's stock in the open market, hostile tender offers made at less than full and fair price, partial and two-tiered tender offers that discriminate among stockholders, and other abusive practices that can be used to deprive stockholders of the ability to get a full and fair price for all of their shares.

     The Rights Plan is not intended to and will not prevent a takeover on terms determined by the Board to be fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder's initiation of a proxy contest. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, the Plan provides that the Board may redeem the Rights.

     A study released by Georgeson and Co. in November 1997 found that rights plans did not reduce the likelihood that a company would become a takeover target. The study further found that a target company with a rights plan commanded a higher price than one without such a plan.

     Delaware law imposes a fiduciary duty on the Board to act in the best interests of the Company's stockholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a useful and legitimate tool available to directors in fulfilling these fiduciary responsibilities to stockholders. The Company's directors are well aware of their fiduciary duties and responsibilities to the Company's stockholders when evaluating the merits of any acquisition proposal.

     The adoption of a shareholder rights plan does not require shareholder approval. The Board believes that the extension or adoption of a shareholder rights plan is appropriately within the scope of responsibilities of the Board, acting on behalf of the stockholders.

     The Board of Directors recommends that you vote "AGAINST" Item 2. Your proxy will be voted against this proposal unless you specify otherwise.

ITEM NO. 3: STOCKHOLDER PROPOSAL REGARDING ELECTION OF THE ENTIRE BOARD OF
            DIRECTORS EACH YEAR

     RESOLVED, ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR with an independent lead director: PACCAR shareholders request the Board of Directors take the necessary steps to amend accordingly the company's governing instruments including, but not limited to, the corporate by-laws.

     This includes the requirement that a majority vote of outstanding shares, voting on a single issue, is needed to change this resolution after enactment.

PROPONENT'S SUPPORTING STATEMENT

     It is intuitive that, directors accountable through annual election, perform better. The current piecemeal director election gives PACCAR directors 3-years of protection from the consequences of their performance.

     Annual reviews for directors, through election, is particularly important because directors do not depend on PACCAR for their livelihood. Yet their commitment impacts the financial security of stockholders.

     There is an incentive for a well-performing company to have good corporate governance--highlighted by annual election of all directors:

     Fifty institutional investors, managing a total of $840 million, told McKinsey & Co. they would pay an 11% average premium for the stock of a company with good governance practices.
     Why the big jump? Some investors said they believed that good governance would help boost performance over time. Others felt good governance decreases the risk of bad news--and when trouble occurs, they rebound faster.
                    Business Week                  Sept. 15, 1997

     The key to good governance is to keep a well-performing corporation from becoming a poor performing one.
                    Business Week                  Sept. 15, 1997

     Good corporate governance can counter-balance recent events in the proponent's opinion:

     PACCAR stock price is off 37% from early 1998.
                    Value Line                     Sept. 11, 1998

     We continue to recommend that investors avoid truck makers, including PACCAR. We expect sales to flatten in the next few quarters and then turn down.
                    Standard & Poors                Aug. 15, 1998

     The May 1998 Nashville plant strike continued into October.
                    BusinessWire                    Oct. 20, 1998

     [The May strike was finally settled in November 1998.]

     Some analysts question how long good times can roll for the heavy truck industry. Some analysts say the current industry boom is due for a correction within a year.
     Raju Patel, Truck Analyst, Bank of America said: It would be prudent to see a downturn given how strong things are right now. It wouldn't be unexpected to see a downturn into 1998, beginning of 1999.
                    Nightly Business Report         July 22, 1998

     The Business Week Nov. 25, 1996 Cover Story, citing a number of factors, said for the Best Board:
              "PLACE THE ENTIRE BOARD UP FOR ELECTION EVERY YEAR."
                                    YES ON 3

BOARD OF DIRECTORS RESPONSE

     THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM NO. 3 FOR THE FOLLOWING REASONS:

     In 1986, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the directors elected each year for a three-year term. The Board continues to believe that a classified Board (that is, one where only a portion of the board is elected each year) is in the best interests of the stockholders. The Company's classified Board of Directors has operated successfully since it was adopted twelve (12) years ago. During this time, the Company has grown significantly and profitably. Currently, a vast majority of the corporations in the Standard & Poor's 500 have classified boards.

     A classified board structure provides continuity and stability of leadership and policy because a majority of the directors at any given time will have prior experience as directors of the Company. Consequently, the Board will have a solid knowledge of the Company, a broader perspective on its operations, and a better understanding of its future plans and opportunities. This structure enables the directors to build on past experience for more effective long-term strategic planning. This is particularly important in a company like PACCAR that engages in long-term investment programs.

     The Company's classified Board reduces the vulnerability of the company to certain potentially abusive takeover tactics and encourages potential acquirers to initiate arms length negotiations with management and seasoned directors. Because only one-third of the directors are elected at any annual meeting of stockholders, it is impossible to elect an entire new board or even a majority of the board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to negotiate with the proponent of the change while protecting the interests of all stockholders.

     Directors elected for staggered terms are not necessarily any less accountable to stockholders than directors that are elected annually. Directors are continually accountable to stockholders by virtue of their ongoing fiduciary obligations under Delaware state law to serve the best interests of the Company and all of its stockholders. Board accountability is also achieved through stockholders' selection of responsible, experienced and respected individuals as directors.

     Adoption of this proposal does not automatically result in a change to the Board structure. Under Delaware law, to change the structure of the Board of Directors, the Board must first authorize an amendment to the Company's Certificate of Incorporation. The stockholders would then have to approve that amendment with an affirmative vote of two-thirds of the Company's outstanding shares of common stock.

     The Board believes that a classified board is appropriate for the Company and will continue to best serve and protect stockholders' interests.

     The Board of Directors recommends that you vote "AGAINST" Item 3. Your proxy will be voted against this proposal unless you specify otherwise.

            STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2000

     A stockholder proposal must be received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009 by November 17, 1999 to be considered for inclusion in the proxy materials for the Company's 2000 Annual Meeting.

     For business to be brought before the Annual Meeting by a stockholder other than those proposals included in the proxy materials, the Company's Bylaws provide that notice of such business must be received at the Company's principal executive offices not less than 45 nor more than 60 days prior to the Annual Meeting.

     The Bylaws of the Company provide (Art. III, Sec. 6), that nominations for director by a stockholder must be received by the Corporate Secretary at the Company's principal executive office not less than 45 nor more than 60 days prior to a stockholder meeting. The notice must specify the stockholder's name, address, and number of shares of the Company beneficially owned, and it must specify certain information relating to the nominee as required under Regulation 14A under the Securities Exchange Act of 1934.

                                 OTHER BUSINESS

     The Company knows of no other business likely to be brought before the meeting.

                                          /s/ Janice M. D'Amato

                                          J. M. D'Amato
                                          Secretary
March 17, 1999

                      (This page intentionally left blank)
                                      map

                    From I-405 take the N.E. 4th Street Exit, head west. Turn right on 112th Avenue N.E. (heading north). Turn left on N.E. 6th Street (heading west).

                    Parking garage entrance is on N.E. 6th Street.

                                   PACCAR INC
                 777 106TH AVE. N.E., BELLEVUE, WASHINGTON 98004
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS APRIL 27, 1999


          The undersigned hereby appoints Mark C. Pigott and Gerald Grinstein as Proxies, each with the power to appoint his substitute, and hereby
P authorizes them to represent and to vote, as designated below, all the shares of common stock of PACCAR Inc held of record by the undersigned
R on March 5, 1999, at the annual meeting of stockholders to be held on April 27, 1999, or any adjournment thereof, with respect to Proposals
O 1, 2 and 3. Proxies are also authorized to vote, in their discretion, on such other matters as may properly come before the meeting.
X

Y The four nominees for Class I Directors to serve three-year terms ending in 2002 are:

               John M. Fluke, Jr., Gerald Grinstein, David J. Hovind, and Michael A. Tembreull.

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE DESIGNATED PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                    SEE REVERSE
                                                                       SIDE

               Please mark your votes as in this example.

        This proxy when properly signed will be voted as directed below by the undersigned stockholder. If properly signed and no direction is made, this proxy will be voted FOR all nominees for director and AGAINST Items 2 and 3.

                                       FOR    WITHHELD                                                 FOR       AGAINST     ABSTAIN
1. Election of directors               \  \     \  \        2.  Stockholder proposal regarding         \  \        \  \        \  \
   (see reverse)                                                stockholder approval before
                                                                extension or adoption of Company's
                                                                shareholder rights plan.

                                                            3.  Stockholder proposal regarding          \  \       \  \         \  \
                                                                election of entire Board
For, except vote withheld from the                              of Directors each year.
following nominee(s):



                                        Please sign exactly as name appears in
                                        type. When shares are held by joint
                                        owners, both should sign. When acting as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.


                                        PLEASE MARK, SIGN, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE.

                                        ----------------------------------------


                                        ----------------------------------------
                                        SIGNATURE(S)                        DATE



              PACCAR Inc Now Offers Telephone or Internet Voting
                           24 Hours a day, 7 days a week

Voting by telephone or internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the reverse of this card to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. Before voting, read the proxy statement and voting instruction form. Follow the steps listed. Your vote will be immediately confirmed and posted. Thank you for voting!

TO VOTE BY TELEPHONE

1.   On a touchtone telephone call toll free 1-800-OK2-VOTE.
     (Outside the US and  Canada call 201-324-0377).
2.   Enter the last four digits from your social security number.
3.   Enter the control number from the box above, just below the perforation.
4.   You then have two options:

        Option 1 To vote as the Board of Directors recommends on all items Option 2 To vote on each proposal separately.

TO VOTE BY INTERNET

1.   Log on to the Internet and type http://www.vote-by-net.com.
2.   Enter the control number from the box above, just below the perforation.
3.   Follow the instructions.

IF YOU CHOOSE TO VOTE BY TELEPHONE OR INTERNET, DO NOT MAIL BACK YOUR PROXY
CARD.